UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

KNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 31, 2006

To our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Knology, Inc., which will be held at 1235 O.G. Skinner Drive, West Point, GA 31833, on May 2, 2006, at 2:00 p.m. EDT.

The principal business of the meeting will be to:

•	elect one Class I director to serve until Knology’s 2009 annual meeting of stockholders;

•	approve the 2006 Incentive Plan; and

•	transact such other business as may properly come before the meeting.

Following the meeting, we also will review the results of the past year.

The proxy statement provides detailed information about us and the proposals to be voted upon by our stockholders. Please give this information your careful attention.

Your vote is very important, regardless of the number of shares you own. To vote your shares, you may attend the meeting and vote in person, or you may submit your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

Sincerely,

Rodger L. Johnson

Chief Executive Officer

NOTICE OF THE 2006

ANNUAL MEETING OF STOCKHOLDERS

The 2006 Annual Meeting of Stockholders of Knology, Inc. will be held at 1235 O.G. Skinner Drive, West Point, GA 31833, on May 2, 2006, at 2:00 p.m. EDT for the following purposes:

(1)	to elect one Class I director to serve until Knology’s 2009 annual meeting of stockholders;

(2)	to approve the 2006 Incentive Plan; and

(3)	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 7, 2006 are entitled to notice of and to vote at the annual meeting.

Whether or not you plan to attend the meeting, we urge you to vote your shares by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

By Order of the Board of Directors

Chad S. Wachter

Secretary

March 31, 2006

i

PROXY STATEMENT

ANNUAL MEETING—MAY 2, 2006

This proxy statement is being furnished to the stockholders of Knology, Inc. in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders on May 2, 2006, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy card are first being mailed on or about March 31, 2006 to stockholders of record at the close of business on March 7, 2006.

Our principal executive offices are located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number at that address is (706) 645-3000. Our website is located at www.knology.com (the contents of the website are not part of this proxy statement).

INFORMATION ABOUT THE ANNUAL MEETING

Information About this Proxy Statement

We have sent you these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares. If you own shares of our common stock or Series AA preferred stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company, at 1525 West W.T. Harris Boulevard, 3C3, Charlotte, NC 28262, Attention: Topaze Miller, or by phone at (704) 590-7392.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us toll-free at 1-877-202-1213 or by writing to us at any time at the following address: 1241 O.G. Skinner Drive, West Point, Georgia 31833.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in Knology, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

Information About Voting

Our annual meeting will be held at 1235 O.G. Skinner Drive, West Point, GA 31833, on May 2, 2006, at 2:00 p.m. EDT. Stockholders can vote in person at the annual meeting or by proxy. To vote by proxy, please sign, date and mail the enclosed proxy card using the envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy card and bring it to the annual meeting in order to vote.

If you vote by proxy, the individuals named on the card (your proxy holders) will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted FOR the election of the Class I director.

You may revoke or change your proxy at any time before it is exercised by sending a written revocation to our Secretary, Chad S. Wachter, at 1241 O.G. Skinner Drive, West Point, Georgia 31833, by providing a proxy dated later than the date of your previous proxy or by voting in person at the meeting. Your latest vote, whether by proxy or in person, will be the one that is counted.

As of March 7, 2006, the record date for the annual meeting, there were 24,387,544 shares of common stock outstanding. The holders of common stock will have one vote for each share of common stock held as of the record date. As of March 7, 2006, the record date for the annual meeting, there were 1,961,093 shares of Series AA preferred stock outstanding. The holders of Series AA preferred stock will have five votes for each share of preferred stock held as of the record date.

Quorum Requirement

A quorum is necessary to hold a valid meeting. Under Delaware law and our bylaws, the holders of a majority of the shares entitled to vote at the annual meeting, who are present in person or represented by proxy, constitute a quorum, even if some holders abstain from voting on some or all matters introduced at the meeting. Like abstentions, broker non-votes will be counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

Votes Necessary for Action to be Taken

The Class I nominee for election to the board of directors will be elected at the annual meeting by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. We do not permit cumulative voting in the election of directors. Abstentions and broker non-votes will have no effect on the vote on the election of directors.

Approval of the 2006 Incentive Plan requires the affirmative vote of a majority of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against approval of the 2006 Incentive Plan. Broker non-votes will not be counted in determining the number of votes present and entitled to vote on this proposal, and therefore will not have an effect on the approval of the 2006 Incentive Plan.

Other Matters

The board of directors does not know of any other matter that will be presented at the annual meeting other than the election of one Class I director and the approval of the 2006 Incentive Plan. Under our bylaws, generally no business besides the proposals discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the annual meeting, your proxy holders will act on such matter in their discretion.

Solicitation of Proxies

Some of our directors and officers, who will receive no additional compensation, may solicit proxies in person, and by telephone, telegraph, telecopy, facsimile, or mail, from brokerage houses and other institutions, nominees, fiduciaries, and custodians, who will be required to forward the proxy materials to beneficial owners of our common stock. We will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials, but will not pay fees, commissions or other compensation.

PROPOSAL 1

ELECTION OF CLASS I DIRECTOR

Our certificate of incorporation provides for a classified board of directors. The board of directors is divided into three classes. Each class has as equal a number of directors as possible. The directors in each class serve a three-year term and generally only one full class is elected at each annual meeting of stockholders.

You are being asked to elect one director to serve in Class I for a term to expire at our annual meeting of stockholders to be held in 2009. Our nominating committee has nominated the following person for reelection as a Class I director:

•	Mr. O. Gene Gabbard

For biographical information on the nominee, please see “Information About Our Executive Officers, Directors and Nominee.”

The board of directors has no reason to believe that the nominee for director will not be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors, or the board of directors may reduce the number of directors to be elected at the annual meeting. The nominee has agreed to be named in this proxy statement and to serve if elected.

The board of directors recommends that you vote FOR the Class I nominee.

PROPOSAL 2

APPROVAL OF THE KNOLOGY, INC. 2006 INCENTIVE PLAN

On March 23, 2006, our board of directors adopted, subject to stockholder approval at the annual meeting, the Knology, Inc. 2006 Incentive Plan (the “2006 Plan”). The 2006 Plan will become effective as of the date it is approved by the stockholders.

We currently maintain the Amended and Restated 2002 Long-Term Incentive Plan (the “2002 Plan”). As of 23, 2006, there were approximately 46,000 shares of our common stock reserved and available for future awards under the 2002 Plan. If the stockholders approve the 2006 Plan, all future equity grants to our employees, officers, directors and consultants will be made from the 2006 Plan and we will not grant any additional awards under the 2002 Plan.

A summary of the 2006 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2006 Plan, which is attached to this proxy statement as Appendix A.

Summary of the 2006 Plan

Purpose. The primary purpose of the 2006 Plan is to promote our success by linking the personal interests of our employees, officers and directors to those of our stockholders. The objective of the 2006 Plan also includes: (1) attracting, retaining and motivating qualified management, (2) recognizing individual initiative and achievement, (3) rewarding management for short and long term accomplishments and (4) aligning management compensation with the achievement of our goals and performance.

Permissible Awards. The 2006 Plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the U.S. tax code (the “Code”);

•	stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the grant price;

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the compensation and stock option committee;

•	restricted or deferred stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award certificate) in the future, based upon the attainment of stated vesting or performance criteria in the case of restricted stock units;

•	performance awards, which are payable in cash or stock (as specified in the award certificate) upon the attainment of specified performance goals;

•	dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying such full-value award;

•	performance-based cash awards; and

•	other stock-based awards in the discretion of the compensation and stock option committee, including unrestricted stock grants.

Shares Available for Awards. Subject to adjustment as provided in the 2006 Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2006 Plan is 2,000,000.

Limitations on Individual Awards. The maximum number of shares of common stock that may be covered by options and stock appreciation rights granted under the 2006 Plan to any one person during any one calendar year is 300,000. The maximum number of shares of common stock that may be granted under the 2006 Plan in the form of full-value awards (such as restricted stock, restricted stock units, deferred stock units, performance shares or other stock-based awards other than options or stock appreciation rights) under the 2006 Plan to any one person during any one calendar year is 300,000. The aggregate dollar value of any cash-based award that may be paid to any one participant during any one calendar year under the 2006 Plan is $1,000,000.

Administration. The 2006 Plan will be administered by the compensation and stock option committee of the board of directors. The committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2006 Plan; and make all other decisions and determinations that may be required under the 2006 Plan. The full board of directors may at any time administer the 2006 Plan. If it does so, it will have all the powers of the compensation and stock option committee under the 2006 Plan.

Performance Goals. All options and stock appreciation rights granted under the 2006 Plan will be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The compensation and stock option committee may designate any other award granted under the 2006 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code

Section 162(m). If an award is so designated, the committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the company or an affiliate:

•	Revenue;

•	Earnings per share;

•	EBITDA (earnings before interest, taxes, depreciation and amortization);

•	EBIT (earnings before interest and taxes);

•	Economic profit;

•	Cash flow;

•	Sales growth;

•	Net profit before tax;

•	Gross profit;

•	Operating income or profit;

•	Return on equity;

•	Return on assets;

•	Return on capital;

•	Changes in working capital;

•	Stockholder return;

•	Number of customer connections;

•	Average revenue per unit;

•	Operating expense per connection;

•	Capital expenditure per net additional connection.

The compensation and stock option committee must establish such goals at the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal.

Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that the compensation and stock option committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the compensation and stock option committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate, if a participant’s service terminates by reason of death or disability, or upon a change in control of the Company, all of such participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable, all time-based vesting restrictions on his or her outstanding awards will lapse, and the target payout opportunities attainable under all of such participant’s outstanding performance-based awards will be deemed to have been fully earned based upon an assumed achievement of all relevant performance goals at the “target” level, and there will be a prorata payout to the participant or his or her estate within 30 days following the date of termination based upon the length of time within the performance period that has elapsed prior to the date of termination or the change in control, as applicable. In addition, subject to limitations applicable to certain qualified performance-based awards, the compensation and stock option committee may accelerate awards for any other reason in its discretion. The committee may discriminate among participants or among awards in exercising such discretion.

Adjustments. In the event of a stock-split, a declaration of a dividend payable in shares of common stock, or a combination or consolidation of our common stock is to a lesser number of shares, the share authorization and annual grant limits under the 2006 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award. If we are involved in another corporate transaction or event that affects our common stock, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization and annual grant limits under the 2006 Plan will be adjusted proportionately, and the compensation and stock option committee may adjust the 2006 Plan and outstanding awards to preserve the benefits or potential benefits of the awards.

Termination and Amendment. Our board of directors or the compensation and stock option committee may, at any time and from time to time, terminate or amend the 2006 Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the board of directors or the compensation and stock option committee may condition any amendment on the approval the stockholders for any other reason. No termination or amendment of the 2006 Plan may, without the written consent of the participant, reduce or diminish the value of an award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

The compensation and stock option committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options cannot be repriced, directly or indirectly, without the prior consent of our stockholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underling stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of our stockholders.

Certain Federal Tax Effects

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the 2006 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2006 Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and we will be allowed as a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards. A participant generally will not recognize income, and we will not be allowed a tax deduction, at the time performance awards are granted. Upon receipt of shares of cash, stock or other property in settlement of a performance award, the cash amount or the fair market value of the stock or other property will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Code Section 409A. The 2006 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and stock appreciation rights that comply with the terms of the 2006 Plan and do not have a deferral feature, are generally exempt from the application of Code Section 409A. Stock units and performance units generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Benefits to Named Executive Officers and Others

As of March 31, 2006, no awards had been granted under the 2006 Incentive Plan. Awards will be made at the discretion of the compensation and stock option committee or pursuant to delegated authority. Therefore, it is not presently possible to determine the benefits or amounts that will be received by such persons or groups pursuant to the 2006 Plan in the future.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE 2006 INCENTIVE PLAN.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS,

DIRECTORS AND NOMINEES

The following table sets forth information regarding our executive officers, directors and nominees for director. Our board of directors is divided among three classes, with members serving three-year terms expiring in the years indicated.

Name	Age	Position	Current Term Expires
Rodger L. Johnson	58	President, Chief Executive Officer and Director	2008
M. Todd Holt	38	Chief Financial Officer, Vice President of Finance and Administration and Treasurer
Felix L. Boccucci, Jr.	48	Vice President of Business Development
Allan H. Goodson	48	Vice President and Regional General Manager
Marcus R. Luke, PhD	51	Chief Technology Officer
Bret T. McCants	46	Vice President of Operations
Richard D. Perkins	47	Vice President of Information Technology
Michael B. Roddy	44	Vice President of Marketing
Andrew M. Sivell	46	Vice President of Network Operations
Chad S. Wachter	39	Vice President, General Counsel and Secretary
Campbell B. Lanier, III	55	Chairman of the Board	2008
Alan A. Burgess(1)	70	Director	2007
Donald W. Burton(2)	61	Director	2007
Eugene I. Davis(1)(3)	51	Director	2008
O. Gene Gabbard(1)(2)	65	Director	2006
William H. Scott, III(2)(3)	58	Director	2007

(1)	Member of the audit committee.
(2)	Member of the compensation and stock option committee.
(3)	Member of the nominating committee.

Provided below are biographies of each of the officers, directors, and nominees for director listed in the table above.

Rodger L. Johnson has served as President and as a director since April 1999, and as our Chief Executive Officer since June 1999. Prior to joining us, Mr. Johnson had served as President and Chief Executive Officer, as well as a Director, of Communications Central, Inc., a publicly traded provider of pay telephone services, since November 1995. Prior to joining Communications Central, Mr. Johnson served as the President and Chief Executive Officer of JKC Holdings, Inc., a consulting company providing advice to the information processing industry. In that capacity, Mr. Johnson also served as the Chief Operating Officer of CareCentric, Inc., a publicly traded medical software manufacturer. Before founding JKC Holdings, Inc., Mr. Johnson served for approximately eight years as the President and Chief Operating Officer and as the President and Chief Executive Officer of Firstwave Technologies, Inc., a publicly traded sales and marketing software provider. Mr. Johnson spent his early career from June 1971 to November 1984 with AT&T where he worked in numerous departments, including sales, marketing, engineering, operations and human resources. In his final job at AT&T, he directed the development of consumer market sales strategies for the northeastern United States, a territory encompassing 10.5 million customers at the time.

M. Todd Holt has served as our Chief Financial Officer since August 2005. Mr. Holt served as our Corporate Controller from 1998 to July 2005. Mr. Holt is a member of the American Institute of Certified Public Accountants and previously practiced public accounting as an audit manager with Ernst & Young. Mr. Holt is a member of the American Institute of Certified Public Accountants.

Felix L. Boccucci, Jr. has served as Vice President of Business Development since August 1997, and he served as the Chief Financial Officer, Treasurer and Secretary from November 1995 through August 1997. From October 1994 until December 1995, Mr. Boccucci served as Vice President Finance-Broadband of ITC Holding. Prior to such time, Mr. Boccucci worked for GTE Corporation, a telecommunications company, which merged with Contel Corporation in March 1991. From May 1993 to October 1994, he served as a Senior Financial Analyst for GTE. From 1991 to 1993, Mr. Boccucci served as Financial Director for GTE’s Central Area Telephone Operations. From 1987 to 1991, he was the Assistant Vice President Controller in charge of Contel’s Eastern Region Telephone Operations comprising 13 companies in 12 states.

Allan H. Goodson joined Knology in June 2000 and serves as Vice President of Regional Operations, where he is responsible for the Huntsville, Knoxville, Charleston and Augusta divisions, as well as Call Center operations. Prior to joining Knology, Mr. Goodson was the Executive Vice President and Chief Operating Officer of On Command Corp., an international telecommunications company specializing in commercial hotel in-room television entertainment and Internet products. During his twenty years in the telecommunications industry, Mr. Goodson also held positions with STC Cable Corporation and TCI. He earned a BS in Finance from Auburn University and a MBA from Nova University.

Marcus R. Luke, Ph.D. has served as Chief Technology Officer since August 1997. Prior to this he served as our Vice President of Network Construction from November 1995 until August 1997, and Director of Engineering of Cybernet Holding, L.L.C. from May 1995 until November 1995. Prior to joining us, Dr. Luke served as Southeast Division Construction Manager for Telecommunications, Inc., or TCI, from July 1993 to May 1995. From July 1987 to June 1993, he served as Area Technical Manager for TCI’s southeast area. Dr. Luke worked for Storer Communications Inc. from 1985 to 1987 as Vice President of Engineering. Prior to 1985, he spent 12 years in various engineering and management positions with Storer Communications Inc.

Bret T. McCants has served as our Vice President of Operations since December 2004. Mr. McCants served as Director of Operations and Energy Management for CSW Communications prior to joining the company. Mr. McCants has extensive experience in two-way customer controlled load management equipment and their facilitating networks. Mr. McCants has over twelve years of experience in operations, sales and marketing and engineering with the electric utility industry.

Richard D. Perkins has served as Vice President of Information Technology since January 2003. From December 2001 to January 2003, Mr. Perkins served as an independent consultant for our billing department focusing on the development and deployment of our enterprise management system. From March 2001 to November 2001, Mr. Perkins served as Director of Business Development for Clarus Corporation, a leading provider of Web-based B2B solutions. From November 1991 to March 2001, Mr. Perkins served in management with Perot Systems concentrating in the area of systems design and deployment, specializing in the manufacturing and telecommunications industries. Mr. Perkins’ career began with seven years of systems design and development in the retail industry.

Michael B. Roddy has served as Vice President of Marketing since 2004. Mr. Roddy has over 20 years of telecommunications and cable TV experience. Prior to joining Knology, Mr. Roddy was Senior Vice President Corporate Development for GLA New Ventures (2001 – 2003), a telecommunications-industry software sales and management consulting firm, and successor-company of Brooks Fiber Properties. Mr. Roddy worked extensively on the Verizon Media Ventures acquisition with Knology. Mr. Roddy is past President, Chief Operations Officer, and co-founder of Everest Connections (1999 – 2001), a broadband service provider offering bundled voice, video, and data services in competition with the incumbent MSO in Kansas City. He is also past President of USLink, a Minnesota-based CLEC offering local, long distance, and Internet services to business and residential customers. He held a variety of leadership positions in over 10 years with TDS TELECOM in the areas of business development (1995 – 1996) initiating TDS TELECOM’s foray into the competitive telecommunications business, as well as regulatory affairs and inter-company settlements (1989 – 1995). Prior experience also includes positions with Contel Corporation and Fidelity Investments.

Andrew M. Sivell has served as Vice President of Network Operations since June 2003. From May 1998 to June 2003, Mr. Sivell served as our Director of Network Operations. Mr. Sivell has extensive experience, having held technical management positions with Interstate Fibernet, Intercel, MCI, Telecom USA and Southern Net. Mr. Sivell has 25 years of experience in the communications industry.

Chad S. Wachter has served as Vice President since October 1999 and as General Counsel and Secretary since August 1998. From April 1997 to August 1998, Mr. Wachter served as Assistant General Counsel of Powertel, Inc., which was a provider of wireless communications services. From May 1990 until April 1997, Mr. Wachter was an associate and then a partner with Capell, Howard, Knabe & Cobbs, P.A. in Montgomery, Alabama.

Campbell B. Lanier, III has been one of our directors since November 1995 and has served as our Chairman of the Board since September 1998. Since July 2003, Mr. Lanier has served as Chairman and Chief Executive Officer of Magnolia Holding Company, LLC; ITC Holding Company, LLC; and PreSolutions, Inc. Magnolia Holding Company, LLC operates a promotional goods business, a transaction processing business and a consulting business. PreSolutions, Inc. is a provider of stored value card services, and a supplier of prepaid telephony and other prepaid products. Mr. Lanier served as Chairman of the Board and Chief Executive Officer of ITC Holding until May 2003 and served as a director of the company from its inception in May 1989 until its sale to West Corporation on May 9, 2003. In addition, Mr. Lanier was also an officer and director of several former subsidiaries of ITC Holding. In conjunction with the transaction with the West Corporation, the ITC Holding Company name was transferred to an entity owned by Mr. Lanier. Mr. Lanier has served as a Managing Director of South Atlantic Private Equity Fund, IV, Limited Partnership since July 1997.

Alan A. Burgess has been one of our directors since January 1999. From 1967 until his retirement in 1997, Mr. Burgess was a partner with Accenture (formerly Andersen Consulting). Over his 30-year career he held a number of positions with Accenture, including Managing Partner of Regulated Industries from 1974 to 1989. In 1989, he assumed the role of Managing Partner of the Communications Industry Group. In addition, he served on Accenture’s Global Management council and was a member of the Partner Income Committee.

Donald W. Burton has been one of our directors since January 1996. Since December 1983, he has served as Managing General Partner of South Atlantic Venture Funds. Mr. Burton also has been the General Partner of the Burton partnerships since October 1979. Since January 1981, he has served as President and Chairman of South Atlantic Capital Corporation. He is a Director of Cluster A of the Merrill Lynch Investment Managers and several private companies. Mr. Burton also serves as a member of the Investment Advisory Council of the Florida State Board of Administration.

Eugene I. Davis has been one of our directors since November 2002. Mr. Davis is Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately held consulting firm, and of RBX Industries, Inc., a manufacturer and distributor of rubber and plastic products. From May 1999 to June 2001, he served as Chief Executive Officer of SmarTalk Teleservices Corp., an independent provider of prepaid calling cards. Mr. Davis was Chief Operating Officer of Total-Tel Communications, Inc., a long-distance telecommunications provider from October 1998 to March 1999. Mr. Davis currently serves as the chairman of the board of Atlas Air Worldwide Holdings, Inc., Telcove, Inc., for which he serves as a chairman of the claims and settlement committee. Mr. Davis was elected to our board of directors pursuant to our stockholders agreement, which permitted certain holders of the Series D preferred stock to designate a nominee to serve as director for a three-year term.

O. Gene Gabbard has been one of our directors since September 2003. Mr. Gabbard has worked independently as an entrepreneur and consultant since February 1993. From August 1990 to January 1993, Mr. Gabbard served as Executive Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Gabbard also served from June 1998 to June 2002 on the board of ClearSource, Inc. (now Grande Communications Inc.), a provider of broadband communications services. In January 2005, Mr. Gabbard was appointed to the Board of Directors of COLT Telecom Group PLC. He also is currently on the board of PRE Holding. Mr. Gabbard has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since March 1997. Mr. Gabbard previously served on the board of directors of ITC Holding and two of its affiliated publicly traded companies, ITC^DeltaCom, from July 1997 to February 2002, and Powertel, Inc., from 1993 to May 2001. Mr. Gabbard is a nominee for Class I director.

William H. Scott, III has been one of our directors since November 1995. He served as President of ITC Holding Company from December 1991 and was a director of that company until its sale in May 2003. Mr. Scott is a private investor in and director of several private companies.

MEETINGS AND COMMITTEES OF THE BOARD

The board of directors is responsible for oversight of our operations. Messrs. Lanier, Burgess, Burton, Gabbard, Davis, and Scott, who constitute a majority of our directors, are independent as defined in the rules of the Nasdaq National Market. The board of directors has delegated certain of its authority to several board committees to assist in its supervision of our overall affairs. The board of directors met seven times in 2005. In addition to meetings of the full board, directors also attended meetings of board committees. All of the directors attended at least 75% of all the meetings of the board of directors and the committees on which they served during fiscal year 2005.

Following the annual meeting, the board of directors will continue to consist of seven directors. The board of directors currently has the following standing committees which meet on a regularly scheduled basis: audit committee, compensation and stock option committee, and nominating committee. The audit committee held seven meetings during 2005, the compensation and stock option committee held two meetings during 2005, and the nominating committee held one meeting during 2005. It is our policy to encourage the members of the board of directors to attend the annual meeting of stockholders. Three members of the board attended the 2005 Annual Meeting of Stockholders.

Audit Committee

General. This committee makes recommendations to the board of directors with respect to the selection of independent accountants; the review and scope of audit arrangements; the independent accountants’ suggestions for strengthening internal controls; matters of concern to the committee, the independent accountants, or management relating to our financial statements or other results of the annual audit; the review of internal controls with our financial and accounting staff; the review of the activities and recommendations of our accounting staff; and the review of financial statements and other financial information that we publish.

Audit Committee Report. The audit committee consists of Messrs. Burgess, Davis and Gabbard, each of whom are independent under the rules of the Nasdaq National Market and the Securities and Exchange Commission, which means that, among other things, these directors are not our officers or employees and are free from any relationship that would interfere with their exercise of independent judgment as members of this committee. The board of directors has determined that one member of the audit committee, Mr. Gabbard, is an audit committee financial expert as defined under the rules of the Securities and Exchange Commission and otherwise financially sophisticated under the rules of the Nasdaq National Market. We operate under a written charter approved by the board of directors which may be viewed online on our website at www.knology.com.

We review the company’s financial reporting process on behalf of the board of directors. In fulfilling our responsibilities, we reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2005 with management and the independent accountants. Management is responsible for the financial statements and the financial reporting process, including internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

We discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, we received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and have discussed with the independent accountants the accountants’ independence from us and our management.

Based on the reviews and discussions referred to above, we recommended to the board of directors, and the board of directors approved the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee

Alan A. Burgess

Eugene I. Davis

O. Gene Gabbard, Chairman

Compensation and Stock Option Committee

General. Under rules established by the Securities and Exchange Commission, we are required to provide a report explaining our compensation policies applicable to our executive officers (including the named executive officers), including the specific relationship of corporate performance to executive compensation, with respect to compensation reportable for the past fiscal year. The report of the compensation and stock option committee is set forth below.

Compensation and Stock Option Committee Report. The compensation and stock option committee is responsible for determining and making recommendations to the board of directors concerning executive compensation, including base salaries, bonuses (and the basis for bonus awards), stock options and other benefits.

The three principal components of our executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of our board of directors and the compensation and stock option committee, which objectives include (1) attracting, retaining and motivating qualified management, (2) recognizing individual initiative and achievement, (3) rewarding management for short and long term accomplishments and (4) aligning management compensation with the achievement of our goals and performance.

It is our view that senior executives’ interests should complement those of the stockholders. Accordingly, consistent with prior practice, it is anticipated that a substantial portion of senior executive compensation above a base salary will be provided through bonuses tied to certain indicators of performance and through the grant of stock options, thus creating incentives for executives to achieve long-term objectives and increase stockholder value. Base salaries for our executive officers are determined by evaluating the responsibilities of the position in question and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for similar positions at comparable companies. Annual bonuses and stock option awards are determined by evaluating the competitive marketplace, our performance, the performance of the executive and the responsibilities assumed by the executive, as more fully described below.

We annually review our executive officer compensation arrangements and consult with the Chief Executive Officer to evaluate our compensation programs, and we believe that our current arrangements and programs are consistent with our compensation philosophy described above. Additionally, we have made certain recommendations for the current year regarding evaluation criteria to be used in connection with determining the incentive compensation to be awarded to our executive officers.

Executive Officer Compensation. Our determination of 2005 executive officer compensation was made after a review and consideration of a number of factors, including each executive’s level of responsibility and commitment, level of performance (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of our goals and performance, compensation levels at comparable companies and historical compensation levels, and following consultation with and recommendations from our Chief Executive Officer.

Chief Executive Officer Compensation. The principal factors considered by the compensation and stock option committee and the board of directors in determining the 2005 salary and bonus for our Chief Executive Officer include the factors described in the preceding paragraph, and it was our view that Mr. Johnson’s 2005 compensation was reasonable. Based on such analysis, Mr. Johnson’s base salary was increased from $342,339 for 2004 to $393,469 for 2005, and his 2005 bonus was awarded based upon his achievement of performance objectives during 2005 that we established early in the year, including growth in customer connections, revenue and EBITDA, as adjusted.

Compensation and Stock Option Committee

Donald W. Burton

O. Gene Gabbard

William H. Scott, III, Chairman

Nominating Committee

General. Our nominating committee is responsible for, among other things, reviewing our board structure, composition, and practices, and making recommendations on these matters to the board, as well as reviewing, soliciting and making recommendations to the board and stockholders with respect to candidates for election to the board. The members of our nominating committee are Messrs. Davis and Scott. Messrs. Davis and Scott are independent under the rules of the Nasdaq National Market. The nominating committee operates under a written charter adopted by the board of directors which may be viewed online on our website at www.knology.com.

Nomination Process. The nominating committee identifies and presents to the board of directors qualified nominees for nomination to the board and for service on committees of the board. Under its charter, the nominating committee is permitted to engage third-party advisers to aid in identifying board members. The nominating committee is responsible for periodically reviewing the appropriate skills, perspectives, experiences and characteristics required of board members or nominees in the context of the perceived needs of the board at the time. At a minimum, the nominating committee will consider (1) whether a board member or nominee is independent, (2) the number of other boards and committees on which the member/nominee serves, and (3) whether the individual provides the appropriate experience and expertise in light of the other members currently serving on the board and those whose terms are about to expire, and any other factors relating to the ability and willingness of a director/nominee to serve.

Nominations by Stockholders. Our policy requires that the nominating committee evaluate nominees recommended by stockholders as required by the guidelines described above and pursuant to its charter. The nominating committee’s policy is to consider suggestions for board membership submitted by stockholders in accordance with the following procedures. Stockholders may nominate director nominees for consideration by delivering notice to our Secretary at our principal executive offices in accordance with the provisions of our bylaws and the provisions set forth herein under the heading “Other Information – Stockholder Proposals for the 2007 Annual Meeting.” The nominee for director being voted upon at the 2006 annual meeting is a director standing for re-election.

DIRECTOR COMPENSATION

Our directors historically have not received directors’ fees. Beginning in 2005, non-employee directors have been compensated as outlined in the table below. Mr. Davis, who was appointed to the board of directors pursuant to our stockholders agreement, receives a fee of $1,000 for attending each board and committee meeting. In addition, Mr. Davis receives an annual retainer fee of $25,000. All directors are reimbursed for their reasonable out-of-pocket travel expenditures. In addition, directors of the Company may receive stock options pursuant to the Company’s Amended and Restated 2002 Long-Term Incentive Plan upon their election to the Board of Directors. Grants of stock options to directors, and the terms and conditions thereof, are made at the discretion of the Compensation and Stock Option Committee.

2005 Non-employee Director Compensation
Annual Retainer	$2,000
Fee Per Board of Directors Meeting:
In Person	1,000
Via Telephone	250
Quarterly fee for Audit and Compensation Committee Meeting Attendance	500

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation paid or accrued by us for services rendered in all capacities for our chief executive officer and our next four most highly compensated executive officers as of December 31, 2005 (collectively, the named executive officers) for 2005, 2004 and 2003.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards	All Other Compen- sation(3)
		Salary	Bonus	Other Annual Compen- sation(1)	Securities Underlying Options(2)
Rodger L. Johnson President & Chief Executive Officer	2005 2004 2003	$393,469 342,339 303,612	$78,185 102,956 162,116	$6,400 4,800 4,800	539,333 387,554 215,852	$10,087 10,947 9,838

Bret T. McCants Vice President of Construction and Regional General Manager	2005 2004 2003	$194,725 186,256 175,802	$25,014 31,836 46,471	$6,400 4,800 4,800	70,811 56,206 26,886	$7,986 7,472 5,881

Michael B. Roddy(4) Vice President of Marketing	2005 2004 2003	$179,767 182,370 —	$24,128 21,000 —	— — —	31,042 — —	$7,906 102,756 —

Chad S. Wachter Vice President and General Counsel	2005 2004 2003	$153,522 126,057 118,631	$16,929 21,547 46,346	$6,400 4,800 4,800	61,795 26,533 21,154	$7,392 6,720 6,783

Andrew M. Sivell Vice President of Network Operations	2005 2004 2003	$142,427 124,421 111,566	$16,709 21,267 32,453	$6,400 4,800 4,800	50,819 20,257 17,771	$6,298 5,945 5,455

(1)	Amounts shown in this column represent annual car allowance.
(2)	All options are exercisable for shares of our common stock.
(3)	For fiscal year 2005, includes premiums on term life insurance ($1,087, $986, $906, $574 and $658, for Messers. Johnson, McCants, Roddy, Wachter and Sivell, respectively), and employer matching contributions to our 401(k) plan ($9,000, $7,000, $7,000, $6,818 and $5,640 for Messers. Johnson, McCants, Roddy, Wachter and Sivell, respectively).
(4)	Mr. Roddy joined Knology in January 2004.

Option Grants in Last Fiscal Year

The following table contains information about option awards made to the named executive officers during 2005.

Name	Individual Grants
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal 2005	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed annual Rates Of Stock Price Appreciation for Option Term(2)
					5%	10%
Rodger L. Johnson	402,359	23%	$1.70	5/03/15	$430,170	$1,090,136
	46,827	3	1.90	6/23/15	55,954	141,797
	43,968	3	2.41	8/04/15	66,639	168,878
	46,179	3	1.98	11/08/15	57,503	145,723

Bret T. McCants	52,309	3	1.70	5/03/15	55,925	141,724
	6,325	0.4	1.90	6/23/15	7,558	19,153
	5,939	0.3	2.41	8/04/15	9,001	22,811
	6,238	0.4	1.98	11/08/15	7,768	19,685

Michael B. Roddy	17,125	1	1.70	5/03/15	18,309	46,398
	4,750	0.3	1.90	6/23/15	5,676	14,384
	4,471	0.3	2.41	8/04/15	6,776	17,173
	4,696	0.3	1.98	11/08/15	5,848	14,819

Chad S. Wachter	44,947	3	1.70	5/03/15	48,054	121,778
	5,760	0.3	1.90	6/23/15	6,883	17,442
	5,408	0.3	2.41	8/04/15	8,198	20,776
	5,680	0.3	1.98	11/08/15	7,073	17924

Andrew M. Sivell	37,382	2	1.70	5/03/15	39,966	101,281
	4,594	0.3	1.90	6/23/15	5,489	13,911
	4,313	0.3	2.41	8/04/15	6,537	16,566
	4,530	0.3	1.98	11/08/15	5,641	14,295

(1)	Options granted in 2005 generally vest 50% upon grant date and 25% on each anniversary date for two years.
(2)	Amounts represent hypothetical gains that could be achieved for the respective options at the end of the option term based on assumed 5% and 10% rates of annual stock price appreciation. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation in the market price of our common stock.

Fiscal Year-End Option Values

The named executive officers did not exercise any stock options during 2005. The table below shows the number of shares of our common stock covered by both exercisable and unexercisable stock options held by our named executive officers as of December 31, 2005. Also reflected is the value of unexercised in-the-money shares based on a $3.84 value per share as of December 31, 2005.

	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Shares As of December 31, 2005(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Rodger L. Johnson	623,593	303,404	$673,361	$427,298
Bret T. McCants	83,600	39,577	93,158	51,149
Michael B. Roddy	6,960	24,082	12,174	48,816
Chad S. Wachter	74,942	34,541	83,127	42,532
Andrew M. Sivell	56,492	35,298	59,550	43,953

(1)	Represents the fair market value as of December 31, 2005 ($3.84 per share closing stock price) of the shares underlying options less the exercise price of the options.

Equity Compensation Plan Information

The following table gives information about the common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2005.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	2,783,323	(1)	$4.47	145,494	(3)
	237,412	(2)	$16.40	0
Equity Compensation Plans Not Approved by Stockholders	0		0	0
Total	3,020,735		$5.40	145,494

(1)	Options to purchase common stock pursuant to the Knology, Inc. Amended and Restated 2002 Long-Term Incentive Plan.
(2)	Options to purchase common stock pursuant to the Knology, Inc Spin-Off Plan.
(3)	Shares reserved for issuance under the Amended and Restated 2002 Long-Term Incentive Plan are available for issuance pursuant to the exercise of options or other rights to acquire common stock, or may be granted as awards of restricted stock, performance shares or unrestricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and 10% beneficial owners file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director, executive officer or 10% beneficial owner and any changes thereafter in their ownership of our equity securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended. To our knowledge, based solely on a review of the copies of such reports furnished to us during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to directors, executive officers and 10% beneficial owners were complied with by such persons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the compensation and stock option committee during 2005: William H. Scott, III, Donald W. Burton and O. Gene Gabbard. None of such persons was an officer or employee of Knology during 2005 or at any time in the past. None of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

The following graph and table set forth our cumulative total stockholder return as compared to the NASDAQ Composite Index and the NASDAQ Telecommunications Index since the close of business on December 18, 2003, the effective date of the registration of our common stock under the Securities Exchange Act of 1934, as amended. This graph assumes that $100 was invested on December 18, 2003 in Knology’s common stock, or was invested on November 30, 2003 in the NASDAQ Composite Index or the NASDAQ Telecommunications Index, as set forth below, and assumes reinvestment of all dividends.

	Cumulative Total Return
	December 18, 2003	December 2003	December 2004	December 2005
Knology, Inc.	$100.00	96.27	$41.58	40.94
NASDAQ Composite	100.00	102.01	110.93	113.49
NASDAQ Telecommunications	100.00	104.51	111.53	105.26

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2006 for the following persons:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the named individuals is c/o Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia, 31833.

	Number of common shares(1)	Percentage ownership of common shares(2)	Number of Series AA preferred shares(1)	Percentage ownership of Series AA preferred shares(2)	Total as converted(3)	Percentage of total as converted(2)
Farallon Capital Management, LLC(4)	1,008,100	4.2%	266,174	13.4%	2,338,970	9.2%
J. H. Whitney IV, L.P.(5)	1,585,122	6.6%	—	*	1,585,122	6.6%
Silver Point Capital(6)	2,421,374	10.0%	—	*	2,421,374	10.0%
The Blackstone Group(7)	1,205,509	5.0%	—	*	1,205,509	5.0%
The Burton Partnerships(8)	1,362,276	5.6%	331,649	16.7%	3,020,521	11.7%
Alan A. Burgess(9)	5,342	*	—	*	5,342	*
Donald W. Burton(8)(10)	1,933,494	8.0%	359,566	18.1%	3,731,324	14.4%
Eugene I. Davis(11)	7,700	*	949	*	12,445	*
O. Gene Gabbard(12)	115,429	*	3,897	*	134,914	*
Rodger L. Johnson(13)	530,840	2.2%	975	*	535,715	2.2%
Campbell B. Lanier, III(14)	1,259,326	5.2%	130,523	6.6%	1,911,941	7.7%
William H. Laverack, Jr.(5)	1,666,035	6.9%	—	*	1,666,035	6.9%
William H. Scott, III(15)	146,722	*	8,291	*	188,177	*
M. Todd Holt(16)	32,056	*	1,110	*	37,606	*
Bret T. McCants(17)	59,728	*	484	*	62,148	*
Michael Roddy(18)	98,840	*	1,010	*	103,890	*
Andrew M. Sivell(19)	49,209	*	824	*	53,329	*
Chad S. Wachter(20)	57,834	*	1,246	*	64,064	*
All executive officers and directors as a group (17 persons)	6,135,283	24.4%	510,366	25.7%	8,687,113	31.3%

*	Less than 1%
(1)	A person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from January 31, 2006. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.
(2)	For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days from January 31, 2006 were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3)	“As converted” amounts assume that the shares of Series AA preferred stock is converted into common stock. Each series AA Preferred Stock is: (i) immediately convertible upon the request of the stockholder of record, (ii) mandatorily convertible at a future date when the common stock is traded at a quoted price of $8.00 or higher for a certain period of time, and (iii) redeemable beginning December 31, 2011. Each share of Series AA preferred stock converts into five shares of commons stock.
(4)	The address of Farallon Capital Management, LLC is One Maritime Plaza, San Francisco, California 94111. Information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2006. The Schedule 13G/A was filed by the following entities and persons: (i) Farallon Capital Partners, L.P. (“FCP”) with respect to the shares held by it; (ii) Farallon Capital Institutional Partners, L.P. (“FCIP”) with respect to the shares held by it; (iii) Farallon Capital Institutional Partners II, L.P. (“FCIP II”) with respect to the shares held by it; (iv) Farallon Capital Institutional Partners III, L.P. (“FCIP III”) with respect to the shares held by it; (v) Tinicum Partners, L.P. (“Tinicum”) with respect to the shares held by it; (vi) Farallon Capital Offshore Investors II, L.P. (“FCOI II” and together with FCP, FCIP, FCIP II, FCIP III and Tinicum are collectively referred to in this footnote as the (“Farallon Funds”)) with respect to the shares held by it; (vii) Farallon Capital Management, L.L.C. (the “Management Company”) with respect to the shares held by certain accounts managed by the Management Company (the “Managed Accounts”); (viii) Farallon Partners, L.L.C., which is the general partner of each of the Farallon Funds (the “General Partner”), with respect to the shares held by each of the Farallon Funds; (ix) the following persons who are managing members of both the General Partner and the Management Company, with respect to the shares held by the Farallon Funds and the Managed Accounts: Chun R. Ding (“Ding”), William F. Duhamel (“Duhamel”), Charles E. Ellwein (“Ellwein”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Thomas F. Steyer (“Steyer”) and Mark C. Wehrly (“Wehrly”). Ding, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to in this footnote as the “Individual Reporting Persons.” The shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such shares owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such shares held by the Farallon Funds and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons disclaim any beneficial ownership of any such shares. The reporting persons making the Schedule 13G/A filing hold an aggregate of 2,338,970 shares (including 1,330,870 shares of Common Stock issuable upon conversion of 266,174 shares of Series AA Convertible Preferred Stock). However, beneficial ownership of shares, which includes shares of Common Stock issuable upon conversion Series AA Convertible Preferred Stock, of each reporting person is as follows: (i) FCP is the beneficial owner of 495,055 shares and has the shared power to vote and dispose of such shares, (ii) FCIP is the beneficial owner of 351,170 shares and has the shared power to vote and dispose of such shares, (iii) FCIP II is the beneficial owner of 37,660 shares and has the shared power to vote and dispose of such shares, (iv) FCIP III is the beneficial owner of 38,330 shares and has the shared power to vote and dispose of such shares, (v) Tinicum is the beneficial owner of 14,075 shares and has the shared power to vote and dispose of such shares, (vi) FCOI II is the beneficial owner of 467,540 shares and has the power to vote and dispose of such shares; (vii) Management Company is the beneficial owner of 935,140 shares and has the shared power to vote and dispose of such shares, (viii) General Partner is the beneficial owner of 1,403,830 shares and has the shared power to vote and dispose of such shares and (ix) each of the Individual Reporting Persons may be deemed to be the beneficial owner of 2,338,970 shares and has the shared power to vote and dispose of such shares.
(5)

The address of J. H. Whitney IV, L.P. is 177 Broad Street, 15th Floor, Stamford, Connecticut 06901. The general partner of J. H. Whitney IV, L.P. is J. H. Whitney Equity Partners IV, LLC, of which William Laverack, Jr. is a managing member. J. H. Whitney IV, L.P. is the beneficial owner of 1,585,122 shares of common stock of the company and Mr. Laverack is the beneficial owner of 80,913 shares of common stock of the company.
(6)	The address of Silver Point Capital L.P. is Two Greenwich Plaza, Greenwich, Connecticut 06830. Information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on November 7, 2005. The Schedule 13G/A was filed by Silver Point Capital, L.P. (the “Silver Point”), Mr. Edward A. Mule and Robert J. O’Shea with respect to the ownership of shares of our common stock by Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. (the “Offshore Fund”). Silver Point is the investment manager of the Fund and the Offshore Fund (the “Funds”). Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point and as a result may be deemed the beneficial owner of all of the reported securities held by the Funds. Messrs. Mule and O’Shea are each members of Management and as a result may be deemed to be the beneficial owners of all reported securities held by the Funds. Silver Point, Management, and Messrs. Mule and O’Shea disclaim beneficial ownership of the shares of common stock held by the Funds and, except to the extent of any pecuniary interest, this report shall not be deemed to be an admission that they are the beneficial owners of such securities.
(7)	The address of Blackstone Management Associates III, L.L.C. is 345 Park Avenue, 31st Floor, New York, New York 10154. Includes 959,943 shares of common stock held by Blackstone CCC Capital Partners L.P., 173,235 shares of common stock held by Blackstone CCC Offshore Capital Partners L.P. and 72,331 shares of common stock held by Blackstone Family Investment Partnership III L.P., for each of which Blackstone Management Associates III L.L.C. is the general partner.
(8)	The address of the Burton partnerships is 560 Pine Drive, P.O. Box 4643, Jackson WY 83001-4643. Includes 1,021,707 shares of common stock and 248,737 shares of series AA preferred stock held by The Burton Partnership (QP), Limited Partnership of which Mr. Burton is the sole general partner; and 340,569 shares of common stock and 82,912 shares of series AA preferred stock held by The Burton Partnership, Limited Partnership of which Mr. Burton is the general partner.
(9)	Includes 5,342 shares of common stock issuable under options.
(10)	The address of Mr. Burton and each of the South Atlantic Partnerships and Snake River Partners is 614 West Bay Street, Tampa, Florida 33606. Includes 301,256 shares of common stock held by South Atlantic Private Equity Fund (QP) IV, Limited Partnership, of which Mr. Burton is a general partner; 212,444 shares of common stock and 27,917 shares of series AA preferred stock held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is general partner; and 3,470 shares of common stock held by Snake River Partners of which Mr. Burton is a general partner. Also includes 9,870 shares issuable under options.
(11)	The address of Mr. Davis is 5 Canoe Drive, Livingston, New Jersey 07039.
(12)	Includes 29,933 shares of common stock issuable under options.
(13)	Includes 485,052 shares of common stock issuable under options.
(14)	Includes 12,648 shares of common stock and 686 shares of series AA preferred stock held by the Jane Lowery Zachry Hyatt Lanier Trust, of which Mr. Lanier is trustee; 14,148 shares of common stock and 768 shares of series AA preferred stock held by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is trustee; 60,278 shares of common stock and 3,275 shares of series AA preferred stock held by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; 40 shares of common stock held by Mr. Lanier’s wife; and 288 shares of common stock held by the Charitable Remainder Education Trust III. Also includes 37,021 shares issuable under options.
(15)	Includes 4,652 shares of common stock and 252 shares of series AA preferred stock held by The Martha J. Scott, Trustee FBO Mary Martha Scott U/A 6/26/91 Trust, of which Mr. Scott’s wife is trustee; 9,056 shares of common stock and 491 share of series AA preferred stock held by the Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; 19,547 shares of common stock and 1,060 shares of series AA preferred stock held by The Campbell B. Lanier, III Charitable Remainder Trust, of which Mr. Scott is trustee; and 260 shares of common stock and 16 shares of series AA preferred stock held by Martha Jernigan Scott. Also includes 13,886 shares issuable under options.

(16)	Includes 15,665 shares of common stock issuable under options.
(17)	Includes 48,744 shares of common stock issuable under options.
(18)	Includes 65,000 warrants to purchase common stock and 9,612 shares of common stock issuable under options.
(19)	Includes 34,555 shares of common stock issuable under options.
(20)	Includes 46,777 shares of common stock issuable under options.

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2005.

Fees Paid to Independent Accountant

The following table reflects the fees paid or accrued by us for the audit and other services provided by Deloitte for fiscal years 2004 and 2005.

	Deloitte
	Year ending December 31, 2004	Year ending December 31, 2005
Audit Fees	$237,415	$298,782
Audit-Related Fees(1)	7,962	39,000
Tax Fees(2)	36,283	26,745
All Other Fees(3)	161,800	55,000

Total Fees	$443,460	$419,527

(1)	These fees relate primarily to due diligence pertaining to acquisitions, audits of employee benefit plans and accounting consultation for transactions.
(2)	These fees relate to tax compliance, tax advice, tax planning and tax consultation for transactions.
(3)	The fees relate to services for consultations, comfort letters and consents related to SEC registration statements and special transactions.

The audit committee is responsible for appointing, setting compensation and overseeing the work performed by Deloitte. The audit committee has adopted policies and procedures regarding the pre-approval of all audit and permissible non-audit services provided by Deloitte. Pre-approval is obtained either in advance of the engagement of Deloitte or pursuant to a pre-approval policy adopted by the audit committee. Projects are approved at the quarterly meetings of the audit committee. If a project requiring pre-approval arises between meetings, the audit committee has delegated authority to the committee chairman to provide the required pre-approval. However, such pre-approval must be presented to the entire audit committee at its next meeting. All of the services described in the footnotes to the table above were approved by the audit committee pursuant to the legal requirements and the audit committee charter and pre-approval policy. The audit committee receives a quarterly schedule of all projects and related billings currently underway with Deloitte. The audit committee also monitors the Securities and Exchange Commission’s and the Nasdaq National Market’s requirements and modifies their pre-approval process, policies and procedures as needed.

The audit committee has considered whether the provision of non-audit services by the independent accountants to us is compatible with maintaining auditors’ independence.

OTHER INFORMATION

Stockholder Proposals for the 2007 Annual Meeting

We plan to hold our 2007 Annual Meeting of Stockholders in the second quarter of 2007. Any stockholder desiring to submit a proposal for action at our 2007 Annual Meeting of Stockholders for inclusion in our proxy statement with respect to such meeting, should mail such proposal by certified mail return receipt requested to Knology, Inc., 1241 O.G. Skinner Drive, West Point, GA 31833, Attention: Chad S. Wachter, Vice President and General Counsel. All such proposals must be received by us in writing by December 9, 2005.

Our bylaws also require that any stockholder wishing to make one or more proposals for nominations of persons to the board of directors must submit such notice to our Secretary no less than: (1) 60 days prior to a meeting of stockholders to elect such directors, or (2) if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, 15 days following the day on which such notice of the meeting was mailed or public disclosure was made. Any stockholder desiring to submit a proposal for action at our 2007 Annual Meeting of Stockholders, other than nominations of persons to the board of directors, must submit such notice to our Secretary in writing by December 9, 2006.

In addition, the proxy solicited by the board of directors for the 2007 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal in writing by December 9, 2006.

Communications to the board of directors, or to individual directors, may be sent to Knology, Inc., 1241 O.G. Skinner Drive, West Point, GA 31833, Attention: Chad S. Wachter, Vice President and General Counsel, to be forwarded as indicated.

Annual Reports and Exhibits

Our Annual Report on Form 10-K is enclosed with this proxy statement. The Annual Report on Form 10-K is not to be considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.

Upon receipt of a written request, we will furnish to any stockholder without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2005, without the accompanying exhibits. A list of exhibits is included in the Form 10-K and exhibits are available from us upon the payment to us of the costs of furnishing them. Such written request should be directed to: to Chad S. Wachter, Corporate Secretary, Knology, Inc., 1241 O. G. Skinner Drive, West Point, Georgia 31833.

Internet Delivery of Proxy Materials Available

Registered stockholders can elect to receive Knology, Inc.’s future proxy materials, including the proxy statement, annual report to stockholders and proxy card, via the Internet. To elect this method of delivery, simply follow the instructions on the reverse. Stockholders who make this election will be notified by American Stock Transfer & Trust Company via e-mail when the materials are available. You will not be mailed a printed copy of the materials.

Stockholders who do not elect and consent to Internet delivery will continue to be mailed the printed copy of the proxy statement, annual report to stockholders and proxy card.

0

KNOLOGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints M. Todd Holt and J. Gregory Powell, or either of them in case the other is unable or unwilling to act, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Knology, Inc. held of record by the undersigned on March 7, 2006 at the 2006 Annual Meeting of Stockholders to be held on May 2, 2006 or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 1 and Proposal 2, and in the discretion of the proxy holder on any other matter that may properly come before the meeting and adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

KNOLOGY, INC.

May 2, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on May 1, 2006.

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	Election of Directors: To elect the following Class I director to serve for the term indicated and until his successor is duly elected and qualified.			2.	APPROVAL OF THE KNOLOGY, INC. 2006 INCENTIVE PLAN:	☐	☐	☐
	NOMINEE:			3.	OTHER MATTERS: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
☐	FOR	O. Gene Gabbard Term: 2009

☐	WITHHOLD AUTHORITY			The undersigned acknowledges receipt of the notice of the annual meeting of stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

				RECEIVE FUTURE PROXY MATERIALS VIA THE INTERNET
				Registered shareholders can elect to receive Knology, Inc.’s future proxy materials, including the proxy statement, annual report to stockholders and proxy card, via the Internet. To enroll, please go to our transfer agent’s website at www.amstock.com. You will need to enter the company number and your account number as provided above.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.